Exhibit 99.1

FOR IMMEDIATE RELEASE

Ultimate Software Reports Q3 2004 Financial Results,
Achieves $1.7 Million in Positive Cash Flow
Recurring Revenues Up by 37%, Total Revenues Up by 19%

Weston, FL, October 21, 2004– The Ultimate Software Group, Inc. (Nasdaq: ULTI), a leading provider of Web-based payroll and workforce management solutions, today announced financial results for its third quarter of 2004. For the quarter ended September 30, 2004, recurring revenues increased 37% to $10.1 million and total revenues increased 19% for the quarter to $18.2 million, in each case as compared to the third quarter of 2003. Net loss for the 2004 third quarter was $1.3 million, or $0.06 per share, compared with $2.0 million, or $0.10 per share, for the same quarter of 2003.

“We began transforming our business model from primarily license contracts to a higher percentage of recurring revenues in the third quarter of 2002 when we first sold Intersourcing as a service model with per-employee-per-month pricing,” said Scott Scherr, CEO, president, and founder of Ultimate Software. “Nine quarters later, we’re proud to announce that we’ve achieved positive cash flow in the third quarter of this year, as we planned and forecasted. In addition to an increase of $1.7 million in our cash position for the quarter, we’re pleased to see that 60 percent of our new customers selected Intersourcing in the third quarter.”

“With the market’s acceptance of Intersourcing and strong customer references, we’re confident that Ultimate Software is positioned well for the future,” added Scherr.

Ultimate Software’s financial results teleconference will be held today, October 21, 2004, at 5:00 p.m. Eastern Time and will be audiocast live via World Investor Link at http://www.vcall.com/CEPage.asp?ID=89281. The call will be available for replay at the same address beginning at 9:00 p.m. Eastern Time the same day. Windows Media Player software is required to listen to the call and can be downloaded from the site. Forward-looking information about future company performance may be discussed during the teleconference call.

Financial Highlights

•	New annual recurring revenues attributable to sales during the third quarter of 2004 were $3.0 million. New annual recurring revenues represent the expected one-year value from (i) new Intersourcing sales (including prorated one-time charges); (ii) maintenance revenues related to new license sales; (iii) recurring revenues from new business service providers; and (iv) recurring revenues from additional sales to Ultimate Software’s existing client base.

•	Recurring revenues – consisting of maintenance revenues, Intersourcing revenues from our hosted offering of UltiPro, and subscription revenues from per-employee-per-month fees generated by business partners – grew by 37% for the third quarter of 2004 compared to the same quarter of 2003. Intersourcing revenues were the principal factor in the year-over-year growth in recurring revenues.

•	Cash and cash equivalents as of September 30, 2004 were $25.2 million as compared to $23.5 million as of June 30, 2004, reflecting an increase of $1.7 million.

Forward-Looking Statements

Certain statements in this press release are, and certain statements on the teleconference call may be, forward-looking statements within the meaning provided under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are made only as of the date hereof. These statements, including the Company’s expected levels of revenues and expenditures, involve known and unknown risks and uncertainties that may cause the Company’s actual results to differ materially from those stated or implied by such forward-looking statements, including risks and uncertainties associated with fluctuations in the Company’s quarterly operating results, concentration of the Company’s product offerings, development risks involved with new products and technologies, competition, the Company’s relationships with third parties, contract renewals with business partners, compliance by our customers with the terms of their contracts with us, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Ultimate Software

Ultimate Software, a leading provider of Web-based payroll and workforce management solutions, markets award-winning UltiPro as a hosted application through Intersourcing, as licensed software, and as a co-branded offering to Business Service Providers (BSPs) under the “Powered by UltiPro” brand. The Company employs 445 professionals who are united in their commitment to developing trendsetting solutions and delivering quality service. Ultimate Software customers represent diverse industries and include such organizations as Benihana Restaurants, The Container Store, Elizabeth Arden, The Florida Marlins Baseball Team, The New York Yankees Baseball Team, Omni Hotels, Ruth’s Chris Steak House, SkyWest Airlines, and Trammell Crow Residential. More information on Ultimate Software’s products and services can be found at www.ultimatesoftware.com.

UltiPro and Intersourcing are registered trademarks of The Ultimate Software Group, Inc. All other trademarks referenced are the property of their respective owners.

Contact:	Mitchell K. Dauerman Chief Financial Officer and Investor Relations Phone: 954-331-7369 E-mail: IR@ultimatesoftware.com

THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Revenues, net:
Recurring	$10,075	$7,364	$27,981	$21,338
Services	6,079	5,440	18,017	16,811
License	2,011	2,506	5,522	5,783

Total revenues, net	18,165	15,310	51,520	43,932

Cost of revenues:
Recurring	3,103	2,305	8,942	6,873
Services	4,283	4,041	13,397	12,533
License	288	182	831	662

Total cost of revenues	7,674	6,528	23,170	20,068

Operating expenses:
Sales and marketing	5,158	4,499	15,251	12,796
Research and development	4,805	4,807	13,902	13,663
General and administrative	1,894	1,480	5,020	4,389

Total operating expenses	11,857	10,786	34,173	30,848

Operating loss	(1,366)	(2,004)	(5,823)	(6,984)
Interest expense	(34)	(50)	(133)	(178)
Interest and other income	69	34	117	70

Net loss	$(1,331)	$(2,020)	$(5,839)	$(7,092)

Net loss per share – basic and diluted	$(0.06)	$(0.10)	$(0.27)	$(0.39)

Weighted average shares outstanding:
Basic and diluted	22,353	20,110	21,507	18,127

THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	As of	As of
	September 30,	December 31,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$25,157	$13,783
Accounts receivable, net	10,254	9,292
Prepaid expenses and other current assets	3,165	2,709

Total current assets	38,576	25,784

Property and equipment, net	8,426	7,188
Capitalized software, net	174	1,234
Other assets, net	1,839	1,606

Total assets	$49,015	$35,812

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,552	$2,549
Accrued expenses	6,261	5,378
Current portion of deferred revenue	23,881	22,277
Current portion of capital lease obligations	842	818
Current portion of long term debt	170	—

Total current liabilities	33,706	31,022
Deferred revenue, net of current portion	1,906	2,333
Capital lease obligations, net of current portion	981	796
Long term debt	321	—

Total liabilities	36,914	34,151

Stockholders’ equity:
Preferred Stock, $.01 par value	–	–
Series A Junior Participating Preferred Stock, $.01 par value	–	–
Common Stock, $.01 par value	227	208
Additional paid-in capital	103,020	86,760
Accumulated deficit	(90,092)	(84,253)

	13,155	2,715
Treasury Stock, at cost	(1,054)	(1,054)

Total stockholders’ equity	12,101	1,661

Total liabilities and stockholders’ equity	$49,015	$35,812

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